Exhibit 10.4

November 16, 2023

Christopher Donahue

42 Main St

Apt 10F

Brooklyn, NY 11201

Dear Chris,

Congratulations, I am pleased to confirm our conditional offer of employment on behalf of Argonaut Management Services, Inc. (“AMSI”), as Chief Financial Officer (“CFO”). You will report to and work from Argo’s NYC office. Your start date will November 16, 2023. You will report to Jessica Snyder, CEO.

This offer is also contingent on, and your employment will not commence prior to, the closing of the transaction detailed in the Agreement and Plan of Merger, dated as of February 8, 2023, by and among Argo Group International Holdings, Ltd. (“Argo”), Brookfield Reinsurance Ltd., and BNRE Bermuda Merger Sub Ltd. (the “Closing’).

Compensation

As CFO you will be classified as exempt, which means you are not eligible for overtime pay. You will be paid an annualized salary of $425,000 payable in accordance with AMSI’s standard payroll practices and subject to all withholdings and deductions as required or permitted by applicable law. Paydays are every other Friday.

Our executives are expected to manage time off appropriately, while meeting business objectives timely. In addition to company provided fixed holidays, bereavement leave, jury duty or court appearances, and military leave, you will be eligible to take paid time off annually for vacation, religious holidays, ethnic days of significance, illness or other covered reasons under an applicable state or local paid sick leave law, medical appointments, to care for an ill family member, for personal business and other needs which may require time off from work during normal work hours.

You will be eligible to participate in Argo’s Annual Incentive Compensation Plan (the “AIP”) at a target participation rate equal to 70% of your annual base salary, subject to the eligibility and other provisions of the applicable plan. Awards pursuant to the AIP are based on achievement of financial, operational, and individual goals, and are therefore not guaranteed, and any such discretionary award may be lower or higher than your target amount. These awards, if any, will be subject to all applicable taxes and withholdings. If your start date occurs prior to December 31, 2023, you will be eligible to participate in the AIP for 2023 with proration. You must be actively employed with the expectation of continued employment at the time the award is paid.

Benefits

We recognize that our employees are our most important asset; therefore, we provide a comprehensive and competitive benefit package.  Enclosed you will find our Benefits Guide that provides an overview of all of our benefits.  As you will note, new hires are immediately eligible for most benefits. Your eligibility for these benefits is subject to specific eligibility requirements and other terms, conditions, and restrictions in the applicable policy and/or plan. Please note that AMSI reserves the right to prospectively modify, reduce, amend, or terminate, without prior notice, any and all benefits, compensation, and/or bonus or award offerings, policies and/or plans in effect from time to time, to the extent permitted by applicable law.

Address:	Telephone:	Web:
225 W. Washington St., 24th Floor	312.849.6900	www.argogroup.com
Chicago, IL 60606	800.422.9120 toll free

Argo and its subsidiaries (“Argo Group”) offers a 401(k) Retirement Savings Plan (the “Argo Group US 401(k) Retirement Savings Plan”) that is a defined contribution plan. Our employees can contribute up to the maximum amount allowed under the Internal Revenue Code on a pre-tax and/or Roth 401(k) basis.  Currently, Argo Group provides a dollar-for-dollar match on your contributions up to 5% of your bi-weekly contribution.  Employees are always 100% vested in their own contributions to the Argo Group US 401(k) Retirement Savings Plan and will vest at a rate of 20% per year in Argo Group matching contributions until 100% vested.  Argo Group also currently contributes 1% of eligible pay to your 401(k) account, whether you contribute or not.  This vests 100% when you complete three years of service.  The Argo Group US 401(k) Retirement Savings Plan can accept rollover contributions from other qualified pension plans.  We believe the 401(k) Plan can assist you in meeting your savings goals for retirement.

As a new employee, unless you affirmatively elect otherwise, you will be automatically enrolled in the Argo Group US 401(k) Retirement Savings Plan with a pretax contribution at 5% of your bi-weekly eligible compensation, which will be matched dollar for dollar by Argo Group. This means that, unless you elect otherwise, 5% of your bi-weekly eligible compensation will be automatically deducted from your pay and contributed, along with Argo Group contributions, to an account in your name at Empower Retirement.  Your contributions will be automatically invested in the Argo Group US 401(k) Retirement Savings Plan’s default investment option(s) unless you choose one of the other investment options offered by the Argo Group US 401(k) Retirement Savings Plan.  The Argo Group US 401(k) Retirement Savings Plan has a variety of investment options plus a self-directed brokerage account option. You may make an investment election and contribute to any of the investment options available in the Argo Group US 401(k) Retirement Savings Plan at any time.  Also, at any time you can increase or decrease your contribution level to the Plan.  If you prefer not to be enrolled in the Argo Group US 401(k) Retirement Savings Plan or wish to contribute a different amount, you have 30 calendar days from the date on the letter you will receive from Empower to either opt out completely or change your contribution amount.  We are very pleased to make the Argo Group US 401(k) Retirement Saving Plan available to you as a new employee.

Employment

Your employment with Argo Group is “at-will” and may be terminated at any time with or without cause by either Argo Group or yourself. Furthermore, although terms and conditions of employment with Argo Group may change, such changes will not affect the “at-will” employment relationship. This statement of the circumstances under which employment can be terminated constitutes the complete understanding between yourself and Argo Group. No other promises or statements are binding unless in writing and signed by you and an Officer of Argo with the approval of a member of Argo’s Board of Directors.

This offer is subject to the Closing and to you successfully completing a background check, credit check for specific roles, and reference check.

AMSI, along with all employers in the United States, is required to ensure that their records contain the name and social security number of each employee exactly as that information exists at the Social Security Administration.  Therefore, we require that you provide a copy of your social security card on your first day of employment so that we can ensure they are accurate for our records.

Additionally, based on requirements of the Immigration Reform and Control Act of 1986, your employment is contingent upon your providing proof of identity and your eligibility to work in the United States within three days of your date of hire. Enclosed please find an Employment Eligibility Verification Form. We ask that you complete Section 1 and bring the Form with you, along with document(s) that establish your identity and employment eligibility on your first day of employment. If you will not be visiting an Argo Group office or meeting with a company employee within the first three days of your employment, we will work with you to arrange for a Notary Public to complete Argo Group’s portion of this Form on our behalf.

By accepting this conditional offer, you confirm that you are able to accept this job and carry out the work involved without breaching any legal restrictions on your activities, such as restrictions imposed by a current or former employer.  You also confirm that you will inform AMSI about any such restrictions and provide AMSI with as much information about them as possible, including copies of any agreements between you and your current or former employer describing such restrictions on your activities.  You further confirm that you will not remove or copy any documents or proprietary data or materials of any kind, electronic or otherwise, from your current or former employer to AMSI without written authorization from your current or former employer, nor will you use or disclose any such confidential information during the course and scope of your employment with AMSI.  Because Argo Group also respects and must protect its own confidential and proprietary information, you must review and sign the Confidentiality and Proprietary Rights Agreement and the Fair Competition Agreement as a condition of your employment before your start date attached as Appendix A and Appendix B. If you have any questions about the ownership of particular documents or other information, discuss such questions with your former employer before removing or copying the documents or information.

It has always been the policy of Argo that its subsidiaries and employees conduct business honestly, ethically and in full accordance with the law. The manner in which the Company carries on its business, and the perception of such conduct by our customers and the general public, is a critical element in achieving that purpose. Thus, you will be subject to and asked to review and sign our Employee Handbook within the first week upon joining Argo Group. The Handbook summarizes many of Argo Group's criteria regarding proper business practices to assist each employee in understanding and complying with Argo Group's policies, standards and expectations, including our Code of Business Ethics & Conduct, and Insider Trading policies. In addition, soon after you join Argo Group, you will be presented with a Dispute Resolution Agreement to review and sign.

At Argo Group, we celebrate diversity and value the contributions of our colleagues. Our employees demonstrate a steadfast commitment to operate as a responsible, profitable specialty insurer where all stakeholders share in our success.  We foster, cultivate, and preserve an inclusive culture through the core values that help drive our behaviors and decisions every day:

• The entrepreneurial spirit
• Doing the right thing
• Collaborating
• Respecting each other

Address:	Telephone:	Web:
225 W. Washington St., 24th Floor	312.849.6900	www.argogroup.com
Chicago, IL 60606	800.422.9120 toll free

We believe you share the same values as we do, as well as the competencies and skills required for this job. We believe you will find working here an exciting and challenging opportunity and look forward to you joining us. After signing below indicating 1) your acceptance of this offer, and 2) your agreement that Facsimile, Scanned, PDF or Email copies of this Letter shall be considered as a legal original and signatures thereon shall be legal and binding. Please send your signed letter indicating your acceptance of our offer (keep a copy for your records) to the expiration date of five (5) business days from date of letter.  If you have any further questions, please contact me. Welcome to Argo Group!

Sincerely,

/s/ Jessica Snyder
Jessica Snyder
Chief Executive Officer
Enclosures

Accepted and Agreed:	/s/ Christopher Donahue	Date:	11-16-2023
Christopher Donahue